Exhibit 99.1

NPS Pharmaceuticals Reports First Quarter 2013 Financial Results

-- Gattex launch off to a strong start with 160 prescriptions received to date and 42 patients now on therapy --

-- Strategic progress highlighted by global expansion --

-- Conference call today at 8:30 AM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--May 9, 2013--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide, reported its results for the first quarter ended March 31, 2013.

First Quarter Highlights

  In February, NPS launched and initiated commercial sales of Gattex (teduglutide [rDNA origin]) for injection in the U.S. for the treatment of the estimated 3,000 to 5,000 addressable adult Short Bowel Syndrome (SBS) patients in the U.S.
  U.S. Gattex sales totaled $654 thousand for the first quarter of 2013.
  As of May 3, 2013, 160 Gattex prescriptions have been received of which 42 patients are on Gattex therapy. During the initial launch phase, the company expects that it could take up to 90 to 120 days to process prescriptions and dispense Gattex.
  NPS recently met with the U.S. Food and Drug Administration (FDA) to review its development strategy for Gattex in pediatric SBS. Based on this meeting, the company plans to meet with the European Medicines Agency to discuss a global strategy for the development of Gattex in the pediatric setting.
  In March, NPS established itself as a global commercial rare disease company by regaining the full worldwide rights to teduglutide and recombinant human parathyroid hormone 1-84 (PTH 1-84). NPS regained the commercial rights to territories outside of North America that were previously licensed to Takeda GmbH and the assets related to the two products for common stock valued at $50 million.

“The launch of Gattex is off to an excellent start and while it is still early days, we are confident that we will achieve our goal of having 200 to 300 patients on this life-changing treatment by the end of 2013,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals. “By regaining the ex-U.S. rights for teduglutide and PTH 1-84 from Takeda, we have established NPS as a global orphan disease company with commercial products in the U.S. and in Europe. In parallel, we have made good progress toward resolving the current fill-finish issues for our second potential commercial orphan drug, Natpara. We expect to file Natpara’s U.S. Biologic License Application for hypoparathyroidism in the second half of this year.”

Other business highlights

Gattex® (teduglutide) in short bowel syndrome

  The company has made important progress securing reimbursement for Gattex. Gattex prescriptions have been approved by many of the largest national and regional payers in the U.S., including United Health, Wellpoint, Aetna, Humana, Cigna, Express Scripts/Medco and CVS/Caremark. Several government-sponsored health plans have also approved the reimbursement of prescriptions.
  The 24-month STEPS 2 open-label extension study in adult SBS is now complete. Seventy-four percent (65 of 88) of patients completed the study. The primary objective of STEPS 2 was to study the long-term safety of Gattex at three-month visit intervals over 2 years. The safety profile of Gattex remains consistent with previous studies, the underlying disorder, and the pharmacology of the drug. Fifteen percent (13 of 88) of patients achieved independence from parenteral support while on Gattex therapy in STEPS 2. In addition, of the 65 patients who completed the study, 38 percent reduced their infusion days by three or more days per week. The company will submit detailed results from STEPS 2 for presentation at a future medical meeting and/or publication in a peer-reviewed journal.

Natpara® (recombinant human parathyroid hormone [1-84]) in hypoparathyroidism

  NPS has completed its final Human Factors/Usability testing of the Natpara injection pen device. The company is preparing its U.S. Biologic License Application (BLA) for Natpara in hypoparathyroidism. Subject to the resolution of previously disclosed manufacturing fill-finish issues, the company expects to submit its BLA in the second half of 2013.
  Three abstracts were accepted as poster presentations at the ENDO 2013 annual meeting of The Endocrine Society, including results from PARADOX, a 374-patient epidemiology study that assessed the clinical, social, and economic implications of hypoparathyroidism.

Financial results

Net loss

NPS reported a net loss of $7.8 million or $0.09 per diluted share for the first quarter of 2013 compared to a net loss of $10.6 million or $0.12 per diluted share for the first quarter of 2012.

Revenues

Revenues are comprised of net product sales for Gattex and royalty revenues. Sales of Gattex were $654 thousand for the first quarter of 2013, versus $0 for the first quarter of 2012.

Royalty revenues were $24.8 million for the first quarter of 2013 and $22.9 million for the first quarter of 2012. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iii) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	Quarter ended March 31,
	2013	2012
Royalty:
Sensipar	$22.2	$18.6
REGPARA	1.8	1.9
Preotact	--	1.8
NUCYNTA and other	0.8	0.6
Total	$24.8	$22.9

On May 15, 2013, the company will receive a cash payment of $14.2 million for the Sensipar/Mimpara royalties earned during the first quarter of 2013. The remaining $8 million of Sensipar/Mimpara royalties will be retained to repay a royalty advance received in August 2011 from Amgen. At March 31, 2013, NPS had $67.6 million in long-term, non-recourse debt secured by its Sensipar royalties.

Research and development

Research and development expenses were $15.7 million for the first quarter of 2013 as compared to $20.2 million for the first quarter of 2012. The decrease was attributable to reductions in clinical development expenses and adjustments related to completion of certain clinical trials that were partially offset by costs associated with Natpara production.

General and administrative

General and administrative expenses were $14.2 million for the first quarter of 2013 as compared to $7.8 million for the first quarter of 2012. The increase in general and administrative expenses was primarily due to activities related to the U.S. launch of Gattex.

Interest expense

Interest expense was $3.4 million for the first quarter of 2013 compared to $5.5 million for the first quarter of 2012. Interest expense was largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, REGPARA, and Preotact royalties. The decline in interest expense was primarily attributable to a reduction in the outstanding principal and interest rate associated with Sensipar/Mimpara-secured non-recourse debt, as well as lower effective interest rates associated with the REGPARA- and Preotact-secured non-recourse debt.

Cash and investments

The company’s cash, cash equivalents, and marketable investment securities were approximately $90 million at March 31, 2013 compared with $101 million at December 31, 2012.

Long-term debt

At March 31, 2013, the company’s recourse debt was $16.5 million in 5.75% convertible notes due in 2014.

All other debt on the company’s balance sheet is non-recourse and secured solely by royalties related to Sensipar/Mimpara, REGPARA, and sales of PTH 1-84 outside of U.S., Japan, and Israel. After repayment of these obligations, the cash flows from these royalties will revert to NPS in accordance with the terms set forth in each agreement.

The following table reflects the company’s non-recourse debt at March 31, 2013 and December 31, 2012:

In millions
	March 31, 2013	December 31, 2012
Non-recourse debt:
Sensipar/Mimpara-secured	$73.9	$80.2
PTH 1-84-secured (ex-U.S./Japan/Israel)	42.8	42.8
REGPARA-secured	36.3	36.3
Total non-recourse debt	153.0	159.3
Less current portion	6.4	6.3
Total long-term non-recourse debt	$146.6	$153.0

2013 Financial guidance

NPS’ previous financial guidance for 2013 remains unchanged. The guidance comprises projections based on numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward-looking statements, please see the disclosure notice below.

In 2013, NPS continues to expect its operating expenses, including the impact of share-based compensation and excluding cost of goods sold, to be between $135 and $145 million.

For 2013, the company will provide the number of patients on Gattex at the end of each quarter.

Conference Call Information

NPS will host a conference call beginning today at 8:30 a.m. Eastern Time. To participate in the conference call, dial (866) 515-2910 and use pass code 73536235. International callers may dial (617) 399-5124, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 47948306, until midnight Eastern Time, May 23, 2013. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide. The company’s lead product, Gattex® (U.S.)/Revestive® (EU) (teduglutide [rDNA origin]) for injection is approved for adult Short Bowel Syndrome (SBS) patients who are dependent on parenteral support. NPS is also developing Natpara® (rhPTH [1-84]) for the treatment of adult hypoparathyroidism and, subject to the resolution of certain manufacturing issues, expects to submit its Biologic License Application (BLA) to the FDA in 2013.

NPS's earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia (ADH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, and Kyowa Hakko Kirin. Additional information about NPS is available through its corporate website, http://www.npsp.com.

“NPS,” “NPS Pharmaceuticals,” “Gattex,” “Natpara,” “Revestive,” “Preotact,” and “NPS Advantage” are the company's trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning the company’s future financial performance. Risks associated to the company's business include, but are not limited to, the risks associated with any failure by the company to successfully commercialize Gattex (teduglutide [rDNA origin])for injection, including the risk that physicians and patients may not see the advantages of Gattex and may therefore be reluctant to utilize the product, the risk that private and public payers may be reluctant to cover or provide reimbursement for Gattex, the risk that the company may be unable to resolve the manufacturing issue in order to submit its BLA for Natpara, the risks associated with the company's strategy, global macroeconomic conditions, the impact of changes in management or staff levels, the effect of legislation effecting healthcare reform in the United States, as well as other risk factors described in the company's periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

(Financial statements to follow)

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Revenues:
Product sales, net	$654	$--
Royalties	24,780	22,924
Total revenues	25,434	22,924

Costs and expenses:
Cost of goods sold	65	--
Research and development	15,695	20,199
General and administrative	14,205	7,770
Total operating expenses	29,965	27,969
Operating loss	(4,531)	(5,045)
Other (expense) income:
Interest income, net	55	84
Interest expense	(3,395)	(5,534)
Foreign currency transaction gain (loss)	75	(68)
Total other expense, net	(3,265)	(5,518)
Loss before income tax expense	(7,796)	(10,563)

Income tax expense	--	--
Net loss	($7,796)	($10,563)
Net loss per common and potential common share:
Basic	($0.09)	($0.12)
Diluted	($0.09)	($0.12)
Weighted average common and potential common share:
Basic	88,402	86,850
Diluted	88,402	86,850

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	March 31,	December 31,
	2013	2012
Assets:
Cash, cash equivalents and marketable investment securities	$90,439	$100,715
Account receivable	25,403	30,276
Inventory	36,728	--
Other current assets	3,799	6,060
Property and equipment, net	4,079	4,193
Goodwill	9,429	9,429
Debt issuance costs, net	410	436
Other assets	18,178	--
Total assets	$188,465	$151,109

Liabilities and Stockholders’ Deficit:
Current liabilities	$22,995	$29,567
Convertible notes	16,545	16,545
Non-recourse debt, less current portion*	146,635	153,024
Other long-term liabilities	6,535	6,614
Total liabilities	192,710	205,750

Common stock and additional paid-in capital	1,012,720	954,539
Accumulated other comprehensive income	16	5
Accumulated deficit	(1,016,981)	(1,009,185)
Total stockholders' deficit	(4,245)	(54,641)
Total liabilities and stockholders' deficit	$188,465	$151,109

* Non-recourse debt secured by Sensipar®/Mimpara®, Preotact® and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com